Exhibit 12.1

MF Global Holdings Ltd.

Computation of Ratio of Earnings to Fixed Charges (1)

(Dollars in thousands)

	For the Year Ended March 31,
	2010	2009	2008	2007	2006
Pre-tax (loss)/income from continuing operations before adjustment for non-controlling interests in consolidated subsidiaries or income or loss from equity investees	$(195,412)	$9,949	$3,599	$289,663	$88,026
Add: Fixed charges
Interest expense, amortization of debt issuance costs and accretion of debt discount	327,770	563,757	3,234,548	3,783,117	1,205,005
Appropriate portion of rentals representative of the interest factor (2)	9,709	10,720	9,775	6,387	5,813

Total fixed charges	337,479	574,477	3,244,323	3,789,504	1,210,818

Earnings	142,067	584,426	3,247,922	4,079,167	1,298,844

Ratio of earnings to fixed charges (3)	—	1.02	1.00	1.08	1.07

(1)

The ratio of earnings to fixed charges is computed by dividing earnings, which is the sum of pre-tax (loss)/income from continuing operations before adjustment for non-controlling interests in consolidated subsidiaries or income or loss from equity investees and fixed charges, by fixed charges. Fixed charges represent interest expenses, amortization of debt issuance costs, accretion of debt discount and an appropriate portion of rentals representative of the interest factor.

(2)	The percent of rent included in the computation is a reasonable approximation of the interest factor.
(3)

Due to the Company’s pre-tax loss in the year ended March 31, 2010 the ratio coverage was less than 1:1 in this period. The Company would have needed to generate additional earnings of $195,412 to achieve a coverage of 1:1.

MF Global Holdings Ltd.

Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Dividends (4)

(Dollars in thousands)

	For the Year Ended March 31,
	2010	2009	2008	2007	2006
Pre-tax (loss)/income from continuing operations before adjustment for non-controlling interests in consolidated subsidiaries or income or loss from equity investees	$(195,412)	$9,949	$3,599	$289,663	$88,026
Add: Fixed charges
Interest expense, amortization of debt issuance costs and accretion of debt discount	327,770	563,757	3,234,548	3,783,117	1,205,005
Appropriate portion of rentals representative of the interest factor (5)	9,709	10,720	9,775	6,387	5,813

Total fixed charges	337,479	574,477	3,244,323	3,789,504	1,210,818

Earnings	142,067	584,426	3,247,922	4,079,167	1,298,844

Preferred dividend requirements (6)	30,713	33,704	—	—	—

Total combined fixed charges and preferred dividends	368,192	608,181	3,244,323	3,789,504	1,210,818

Ratio of earnings to combined fixed charges and preferred dividends (7)	—	—	1.00	1.08	1.07

(4)

The ratio of earnings to combined fixed charges and preferred dividends is computed by dividing earnings, which is the sum of pre-tax (loss)/income from continuing operations before adjustment for non-controlling interests in consolidated subsidiaries or income or loss from equity investees and fixed charges, by combined fixed charges and preferred dividends. Fixed charges represent interest expenses, amortization of debt issuance costs, accretion of debt discount and an appropriate portion of rentals representative of the interest factor.

(5)	The percent of rent included in the computation is a reasonable approximation of the interest factor.
(6)

The preferred dividend requirement represents the amount of pre-tax earnings required to cover preferred stock dividend requirements, with a tax gross-up adjustment in periods in which there is an income tax provision. For the year ended March 31, 2010, a tax gross-up adjustment was not required as the Company had an income tax benefit. For the year ended March 31, 2009, a 38.8% tax rate from ongoing operations was used to calculate the gross-up adjustment.

(7)

Due to the Company’s pre-tax loss in the year ended March 31, 2010 and significant non-cash charges in the year ended March 31, 2009, the ratio coverage was less than 1:1 in each of these periods. The Company would have needed to generate additional earnings of $226,125 in the year ended March 31, 2010 and $23,755 in the year ended March 31, 2009 to achieve a coverage of 1:1 in each of these periods.